MuniInsured

Final Proxy Results -MuniInsured Fund, Inc.
Meeting Date: May 19, 2004

Record Date: March 12, 2004
As of: May 19, 2004

			Units Voted
COMMON
	Outstanding Shares	Votes Needed 50% + 1 of Shares Voted	For	Shares Withheld from Voting	Total Units Voted
Proposal 1:
Election of Directors
Class III:
Herbert I. London	8,083,214	3,906,604	7,203,403	609,802	7,813,205
Andre F. Perold	8,083,214	3,906,604	7,203,403	609,802	7,813,205
Robert S. Salomon, Jr.	8,083,214	3,906,604	7,203,403	609,802	7,813,205

			Units Voted

	Outstanding Shares	Votes Needed 50% + 1 Outstanding Shares	For	Against	Abstain	Total
Proposal 2:
Agreement and Plan of Reorganization of
MuniInsured Fund into MuniYield Insured Fund	8,083,214	4,041,608	4,331,367	498,373	144,636	4,974,376

Voting Requirements:
Proposal 1:
Assuming a quorum is present, the election of the Class III Directors will require the affirmative vote of a plurality of all votes cast by the stockholders entitled to vote thereon.

Proposal 2:
Assuming a quorum is present, the approval of the Agreement and Plan requires the affirmative vote of stockholders representing a majority of the outstanding shares of Common Stock entitled to vote thereon.